Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Immunicon Achieves Endpoints in its Pivotal Clinical

Trial in Metastatic Colorectal Cancer

Huntingdon Valley, PA, September 26, 2006— Immunicon Corporation (NASDAQ-GM:IMMC) announced today that the Company met the primary and secondary endpoints associated with its pivotal clinical trial in metastatic colorectal cancer. The primary endpoint was that the number of circulating tumor cells (CTCs) 3-5 weeks after the initiation of therapy would agree with a patient’s response to therapy as determined by imaging 6-12 weeks after initiation of therapy. The secondary endpoint was that the number of CTCs prior to and after the initiation of therapy would predict the clinical end points of progression-free survival and overall survival.

The prospective, multi-center trial was designed for longitudinal enumeration of CTCs in patients with metastatic colorectal carcinomas measurable by imaging. A total of 481 patients were enrolled into the trial between February 2004 and February 2006, from a total of 55 sites in the United States and Europe. Imaging studies were performed prior to the initiation of therapy and at subsequent intervals of approximately 6-12 weeks. CTCs were measured at baseline, 1-2 and 3-5 weeks after the initiation of therapy, and at the time of all subsequent imaging studies (approximately every 6-12 weeks) using CellTracks® technology. Patients remained on the study and provided blood for up to 12 months or until documented evidence of disease progression and/or death.

Leon Terstappen, MD, PhD, senior vice president and chief scientific officer of Immunicon commented, “We are pleased that the data in colorectal cancer are consistent with those in breast cancer and broadens the clinical utility of our products. We expect to submit the data to the FDA and for scientific presentations and publications by the end of this year.”

About Immunicon Corporation

Immunicon Corporation is developing and commercializing proprietary cell- and molecular-based human diagnostic and life science research products, and is providing certain analytical services to pharmaceutical and biotechnology companies to assist them in developing new therapeutic agents, with an initial focus on cancer disease management. Immunicon has developed platform technologies to identify, count and characterize a small number of rare cells in blood, such as circulating tumor cells and circulating endothelial cells that are important in many diseases and biological processes. Immunicon’s products and underlying technology platforms also have application in cancer research and may have applications in other fields of medicine, such as cardiovascular and infectious diseases. For more information, please visit www.immunicon.com.

Forward-Looking Statements

The information contained in this press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often preceded by words such as “hope,” “may,” “believe,” “anticipate,” “plan,” “expect,” “intend,” “assume,” “will” and similar expressions. Forward-looking statements contained in this press release include, among others, statements relating to Immunicon’s anticipated net cash burn for 2006, Immunicon’s funding strategy for commercialization activities and key product and clinical development programs and other statements not of historical fact. Immunicon cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Forward-looking statements speak only as of the date of this press release, reflect management’s current expectations and involve certain factors, such as risks and uncertainties that may cause actual results to be far different from those suggested by Immunicon’s forward-looking statements. These factors include, but are not limited to, risks and uncertainties associated with: Immunicon’s dependence on Veridex, LLC, a Johnson & Johnson company, in the field of cancer cell analysis; Immunicon’s capital and financing needs; research and development and clinical trial expenditures; commercialization of Immunicon’s product candidates; Immunicon’s ability to use licensed products and to obtain new licenses from third parties; Immunicon’s ability to manage its growth; obtaining necessary regulatory approvals; reliance on third party manufacturers and suppliers; reimbursement by third party payors to Immunicon’s customers for Immunicon’s products; compliance with applicable manufacturing standards; the ability to earn license and milestone payments under Immunicon’s agreement with Veridex; retaining key management or scientific personnel; delays in the development of new products or to planned improvements to Immunicon’s products; effectiveness of Immunicon’s products compared to competitors’ products; protection of Immunicon’s intellectual property and other proprietary rights; conflicts with the intellectual property of third parties; product liability lawsuits that may be brought against Immunicon; labor, contract or technical difficulties; and competitive pressures in Immunicon’s industry. These factors are discussed in more detail in Immunicon’s filings with the Securities and Exchange Commission.

“Immunicon” and the Immunicon Corporation logo are registered trademarks of Immunicon Corporation. “CellTracks” is a registered trademark of Immunivest Corporation, a wholly-owned subsidiary of Immunicon Corporation. CellTracks Analyzer II is a trademark of Immunivest Corporation. All other trademarks or servicemarks appearing in this release are the property of their respective holders. ALL RIGHTS RESERVED.

Contact Information: James G. Murphy SVP of Finance & Administration, CFO 215-346-8313 jmurphy@immunicon.com	Investors/Media: Tierney Communications Denise Portner Vice President 215-790-4395 dportner@tierneyagency.com

3401 Masons Mill Road, Suite 100
Huntingdon Valley, Pennsylvania 19006
phone	215.830.0777
fax	215.830.0751
web	www.immunicon.com